Exhibit 5.1

Arcadium Lithium plc 3rd Floor 44 Esplanade St Helier JERSEY JE4 9WG	D +44 1534 514032 E alexander.curry@ogier.com Reference: AAC/AFS/AAF/503372.00001

January 4, 2024

Dear Sirs

Arcadium Lithium plc (the Company)

1	Request for opinion

We have been requested to provide the Company with a legal opinion on matters of Jersey law in relation to the Company.

2	Documents examined

2.1	For the purposes of giving this opinion, we have examined copies of the corporate and other documents and conducted the searches listed in Schedule 1 hereto.

2.2	We have not made any searches or enquiries concerning and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1 hereto.

3	Assumptions

In giving this opinion, we have relied upon the assumptions set out in Schedule 2 hereto without having carried out any independent investigation or verification in respect of such assumptions.

4	Opinions

In accordance with the requirements of Item 8 of the Commission’s (as defined in Schedule 1 hereto) Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the Securities Act), and on the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 hereto and the limitations set forth below, we are of the opinion that:

Ogier (Jersey) LLP 44 Esplanade St Helier Jersey JE4 9WG T +44 1534 514000 F +44 1534 514444 ogier.com	Partners Raulin Amy James Angus James Campbell Alexander Curry Richard Daggett Simon Dinning Katrina Edge Damian Evans	James Fox Josephine Howe Jonathan Hughes Niamh Lalor Kate McCaffrey Edward Mackereth Bruce MacNeil Katharine Marshall	Rebecca McNulty Steven Meiklejohn Oliver Passmore Nathan Powell Sophie Reguengo Daniel Richards Oliver Richardson Nicholas Williams

Registered as a limited liability partnership in Jersey. Registered number 99.

Corporate existence and capacity

(a)	the Company has been duly incorporated and is validly existing under the laws of Jersey;

(b)	upon the effectiveness of the transactions contemplated by the Omnibus Incentive Plan (as defined in Schedule 1 hereto) (the Transaction), and the effectiveness of the Registration Statement (as defined in Schedule 1 hereto), and when issued as contemplated by the Registration Statement in the form filed with the Commission and pursuant to the Omnibus Incentive Plan, the Shares (as defined in Schedule 1 hereto) will be duly authorised, validly issued, fully paid and non-assessable; and

Registrations

(c)	the SIR Search (as defined in Schedule 1 hereto) did not reveal any financing statements or financing change statements registered against the name or any previous name of the Company.

5	Limitations

5.1	We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than Jersey (and we have not made any investigation into such laws);

(b)	as to the enforceability of any documents entered into or to be entered into by the Company; or

(c)	as to the title or interest of the Company to or in, or the existence of, any property or assets the subject of any documents entered into or to be entered into by the Company.

6	Governing law

6.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of Jersey;

(b)	limited to the matters expressly stated herein; and

(c)	confined to and given on the basis of the laws and practice in Jersey at the date hereof.

6.2	Unless otherwise indicated, all references in this opinion to specific Jersey legislation shall be to such legislation as amended to, and as in force at, the date hereof.

7	Who can rely on this opinion

7.1	This opinion is given for the Company’s benefit and it may not be disclosed to or relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent, save that it may be disclosed on a non-reliance basis to the Company’s professional advisers (acting only in that capacity).

7.2	Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and to all references to this law firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Ogier (Jersey) LLP

Schedule 1

Documents examined

1	The registration statement on Form S-8 filed with the US Securities and Exchange Commission (the Commission) relating to the registration under the Securities Act of ordinary shares, par value $1.00 per share, of the Company (the Shares) (the Registration Statement).

2	The Omnibus Incentive Plan, dated as of January 4, 2024, as approved by the Company’s board of directors and shareholders (as may be amended from time to time, the Omnibus Incentive Plan).

3	A copy of the certificate of incorporation of the Company, together with any certificates of incorporation upon change of name of the Company appearing on the Public Records (as defined below) on the date of this opinion.

4	The current memorandum and articles of association of the Company (including any special resolutions amending the memorandum and articles of association of the Company) appearing on the Public Records on the date of this opinion (the M&As).

Searches

1	The public records of the Company on file and available for inspection at the Companies Registry of the Jersey Financial Services Commission on the date hereof (the Public Records).

2	The results received on the date hereof of our written enquiry in respect of the Company made to the Viscount's Department (the Désastre Search).

3	The results received on the date hereof of our written enquiry in respect of applications for a creditors' winding up made in respect of the Company made to the Judicial Greffe (the Creditors' Winding Up Search).

4	A printed search result of the Jersey register of security interests (the SIR) established pursuant to Part 8 of the Security Interests (Jersey) Law 2012 (the SIJL) in respect of a search against the name of the Company made on the date hereof (the SIR Search).

Schedule 2

Assumptions

1	Signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

2	All copy documents and counterparts of documents provided to us (whether in facsimile, electronic or other form) conform to the originals of such documents and those originals are authentic and complete.

3	None of the opinions expressed in this opinion will be adversely affected by the laws or public policies of any jurisdiction other than Jersey.

4	A meeting of the Company’s board of directors (or a duly authorised committee thereof) has been, or will be, duly convened and held at which it was, or will be, resolved to allot and issue the Shares.

5	All Shares will be duly allotted in accordance with the M&As.

6	The written confirmation provided by the Viscount's Department in response to the Désastre Search is accurate and complete as at the date hereof.

7	The written confirmation provided by the Judicial Greffe in response to the Creditors' Winding Up Search is accurate and complete as at the date hereof.

8	The information and documents disclosed by our searches of the Public Records is accurate as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the law of Jersey to be delivered for registration, which was not included in the Public Records.

9	The information disclosed by the SIR Search is true, accurate and complete as of the date hereof and there is no information which has been delivered to the SIR for registration which was not disclosed by the SIR Search.

Schedule 3

Qualifications

1	Information available in public registries in Jersey is limited and, in particular, the only publicly available records of security over the shares or assets of Jersey companies include the Jersey registers for:

(a)	certain security over intangible movable property governed by the SIJL (but not security governed by the Security Interests (Jersey) Law 1983);

(b)	security over immovable property situated in Jersey; and

(c)	security over ships in respect of which title has been entered on the Registry of British Ships maintained in Jersey.

2	The search of the Public Records and the Creditors' Winding Up Search referred to in this opinion is not conclusively capable of revealing whether or not an order has been made or a resolution passed for the winding up or dissolution of the Company or for the appointment of a liquidator in respect of the Company, as notice of these matters might not be filed with the Jersey Financial Services Commission or the Judicial Greffe immediately and, when filed, might not be entered on the public record of the Company immediately.

3	The written confirmation provided by the Viscount's Department in response to the Désastre Search relates only to the property of the Company being declared to be "en désastre". There is no formal procedure for determining whether the Company has otherwise become "bankrupt", as defined in the Interpretation (Jersey) Law 1954.

4	The Creditors' Winding Up Search is only capable of revealing whether or not an application for a creditors' winding up of the Company made by a creditor pursuant to Article 157A of the Companies (Jersey) Law 1991 has been recorded in the records of the Royal Court of Jersey (the Royal Court). It will not reveal whether (i) any statutory demand preceding a creditors' winding up application has been served on the Company, (ii) there are any other actions, suits or proceedings pending against the Company in the Royal Court, nor (iii) whether the Royal Court has granted the application or made any orders in relation to it.

5	The SIR Search will not reveal all security interests created under the laws of Jersey or by the Company and, in particular, will not reveal those created:

(a)	under the Security Interests (Jersey) Law 1983;

(b)	by possession or control in accordance with the SIJL (unless they are also registered in the SIR);

(c)	under the laws of a jurisdiction other than Jersey;

(d)	by trustees of a trust (other than a prescribed unit trust (as defined in the Security Interests (Registration and Miscellaneous Provisions) (Jersey) Order 2013)) in respect of trust property of that trust; or

(e)	under the SIJL where the relevant financing statements have been removed from the SIR for whatsoever reason, or have not yet been registered.